UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )

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SENSIENT TECHNOLOGIES CORPORATION

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SENSIENT SENDS FOURTH LETTER TO SHAREHOLDERS
Encourages Shareholders to Support Sensient’s Clear Plan to Deliver Value

 Recommends Voting the WHITE Proxy Card for the Election of
Sensient’s Highly Qualified Nominees

MILWAUKEE – April 15, 2014 – Sensient Technologies Corporation (NYSE: SXT) today sent a letter urging shareholders to support the Company’s highly qualified nominees by voting on the WHITE proxy card.  Additional information pertaining to Sensient’s upcoming Annual Meeting is available at: www.sensient.com.

Included below is the full text of the letter to Sensient shareholders:

SUPPORT SENSIENT’S SUCCESSFUL STRATEGY TO DELIVER SHAREHOLDER VALUE

PLEASE VOTE THE WHITE PROXY CARD TODAY

April 15, 2014

Dear Fellow Sensient Shareholder:

Yesterday, Sensient released strong first quarter 2014 earnings.  As these results show, our Board and management’s strategy continues to yield excellent results.  With our Annual Meeting coming soon, we urge you to maintain the positive momentum by voting today on the WHITE proxy card  FOR Sensient’s highly qualified nominees.

As you know, we are executing a comprehensive, thoughtfully developed plan in our Flavors & Fragrances Group to drive margins and even greater shareholder value by refining our mix of high-value-added products and enhancing our operating efficiency.  Our first quarter results clearly demonstrate our progress in these efforts as well as continued success in our Color Group.

FIRST QUARTER RESULTS DEMONSTRATE THAT OUR STRATEGY IS WORKING

•	Operating Income. In the first quarter, Sensient generated operating income growth of 11% and 23% as compared to the first and fourth quarters of 2013, respectively. Since Q1 of 2010, operating income has grown at a compound annual rate of 9%.

•	Operating Margins. Operating margins continued to improve, reflecting the impact of our strategy of focusing on higher-margin products while rationalizing certain non-strategic businesses and continuing to improve our operating efficiency.

	Q1 2013	Q1 2014	vs. Prior Year
Total	13.4%	14.8%	+140 bps
Color	20.6%	22.0%	+140 bps
Flavors & Fragrances	13.2%	14.0%	+80 bps

•	Gross Margins. Gross margins for the quarter were 33.8%, an increase of 162 basis points from the first quarter of 2013 and 61 basis points from the fourth quarter of 2013. Since the first quarter of 2010, gross margins have improved by 360 basis points.

•	Earnings Per Share. Sensient generated adjusted earnings per share of $0.71 for the first quarter, an increase of 15% and 13% versus the first and fourth quarters of 2013, respectively. Since the first quarter of 2010, adjusted earnings per share have grown at a compound annual rate of over 10%.

•	Return of Capital to Shareholders. Our strong cash flow allowed us to announce a 9% increase in our quarterly cash dividend as well as the repurchase of up to two million shares – approximately 4% of our outstanding shares.

ISS AGREES – FRONTFOUR’S ARGUMENTS REGARDING SENSIENT’S PERFORMANCE ARE UNFOUNDED

In its April 10, 2014 report, Institutional Shareholder Services (“ISS”) recognized Sensient’s strong performance, stating: “The dissident critique of poor performance appears unfounded, and does not appear to account for the company’s improving fundamentals since 2009.”   As ISS concluded, “[T]he dissidents, in centering their arguments on the need for strategic and operating changes, have not made a compelling case that those changes are necessary.”

OUR BOARD IS THE RIGHT BOARD

•	Our Board has a wealth of relevant expertise. Collectively, our Board brings expertise in food sciences and the food industry more broadly; experience in leading innovative research and development efforts; broad management experience, including executive-level leadership of large multinational companies; and deep expertise in finance, accounting and government regulation.

•	Our shareholder returns reflect our strong leadership. We have generated total shareholder returns of 40% in the past year and 137% and 271% over the past seven and ten years, respectively, outperforming peers as well as the Russell 2000 and the S&P Midcap Specialty Chemical Index[i]. These industry-leading returns are clear evidence of the strength of the leadership provided by our Board.

•	Our Board is committed to continually improving corporate governance. We have implemented measures focused on providing oversight and balance in the boardroom as well as proper incentives for the Company’s executives. Recent actions include the pending appointment of a Lead Director and aligning compensation even more closely with performance by making equity grants 100% performance-based.

•	We believe FrontFour’s attacks on Sensient’s Board are misguided and misleading. FrontFour has repeatedly made false accusations and misleading statements about our Board that we believe can only be based upon conscious intent or sloppy research. In particular, we view FrontFour’s bumbling attempt to discredit Dr. Elaine Wedral, who will soon be our new Lead Director, as especially reprehensible.

FRONTFOUR AND ITS NOMINEES ARE ILL-SUITED TO SERVE YOUR INTERESTS

In contrast with our successful strategy and highly qualified Board, which are aligned with your interests, we believe FrontFour has offered:

•	Unqualified nominees. All have worked closely with the now defunct “Pirate Capital”, and lack the relevant skills and necessary qualifications to serve on your Board:

✗	James R. Henderson – Record of Value Destruction – Mr. Henderson possesses no relevant industry knowledge or experience and has a record of value destruction, including leading a company into bankruptcy while arranging for his activist hedge fund to take the company private, contrary to the interests of all shareholders.

✗	James E. Hyman – Record of Favoring Activist Allies Over Shareholders – Mr. Hyman has no relevant industry knowledge or experience and has been accused by shareholders of working at his activist sponsors’ behest to sell two separate companies at below-market values, contrary to the interests of all shareholders.

✗	William E. Redmond, Jr. – Record of Dishonesty and Failure – Mr. Redmond has a history of unseemly and dishonest behavior – most notably in lying to PepsiCo, Inc. and a Federal court with respect to alleged misappropriation of beverage-industry trade secrets – and has a record of value destruction, including leading multiple companies into bankruptcy.

✗	Stephen E. Loukas – Unqualified and Not Independent – Mr. Loukas has no named-executive-level operational experience, has limited and disastrous board experience, lacks independence from FrontFour and has a record of value destruction.

•	An unrealistic business “plan.” FrontFour’s plan promises destructive cost cutting and additional leverage and shows its ignorance of Sensient’s business. Despite FrontFour’s self-serving arguments, we have attempted to engage with it in an effort to resolve this wasteful and distracting proxy contest. Unfortunately, we have been unable to do so on any reasonable basis. We believe FrontFour and its nominees will derail or seriously jeopardize Sensient’s strategy.

YOUR VOTE IS IMPORTANT – VOTE THE WHITE PROXY CARD TODAY!

We are committed to serving the interests of our shareholders.  We have a strong Company, a proven strategy that continues to deliver impressive results and the right leaders to drive shareholder value for the long term.

We urge you to vote your WHITE proxy card FOR the Company’s directors today.

Sincerely,

The Board of Directors of Sensient Technologies Corporation

Your Vote Is Important, No Matter How Many Shares You Own.
If you have questions about how to vote your shares on the WHITE proxy card, or need additional assistance, please contact the firm assisting us in the proxy solicitation:

D.F. King & Co., Inc.
Shareholders Call Toll-Free: 1-888-886-4425
Banks and Brokers Call Collect: 1-212-269-5550
Email: sxt@dfking.com

IMPORTANT
WE URGE YOU NOT TO SIGN ANY GREEN PROXY CARD SENT TO YOU BY FRONTFOUR.

FORWARD-LOOKING STATEMENTS

This document contains statements that may constitute “forward-looking statements” within the meaning of Federal securities laws. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:  the pace and nature of new product introductions by the Company and the Company’s customers; the Company's ability to successfully implement its strategy to create sustainable, long-term shareholder value; the Company’s ability to successfully implement its growth strategies; the outcome of the Company’s various productivity-improvement and cost-reduction efforts; changes in costs or availability of raw materials, including energy; industry and economic factors related to the Company’s domestic and international business; growth in markets for products in which the Company competes; industry and customer acceptance of price increases; actions by competitors, including increased intensity of competition; the loss of any customers in certain product lines in which our sales are made to a relatively small number of customers; product liability claims or product recalls; the costs of compliance, or failure to comply, with laws and regulations applicable to our industries and markets; changing consumer preferences and changing technologies; and failure to complete and integrate future acquisitions or dispositions. The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations. This document contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the year ended December 31, 2013.

RECONCILIATION OF ADJUSTED EARNINGS PER SHARE

The Company has provided earnings per diluted share for the first quarter of 2014 on an adjusted basis, which is a non-GAAP financial measure.  The Company's adjusted earnings per diluted share of $0.71 for the first quarter of 2014 results from a GAAP loss of $.04 per diluted share and the addition of $0.75 per diluted share of restructuring and other charges related to, among other items, underperforming operations, consolidating manufacturing facilities and improving efficiencies within the Company.

ADDITIONAL INFORMATION

In connection with its 2014 Annual Meeting of Shareholders, Sensient has filed a proxy statement and other documents regarding the 2014 Annual Meeting of Shareholders with the Securities and Exchange Commission (“SEC”) and has mailed the definitive proxy statement and a proxy card to each shareholder of record entitled to vote at the 2014 Annual Meeting of Shareholders. SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders may obtain the documents free of charge at the SEC’s website, www.sec.gov, from Sensient at its website, www.sensient.com, or by writing to Sensient Technologies Corporation, 777 East Wisconsin Avenue, Milwaukee, WI 53202, Attention: Investor Relations.

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals. The Company's customers include major international manufacturers representing most of the world's best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

CONTACT:
Dick Hobbs
(414) 347-3706

i Performance as of April 11, 2014; peers include IFF, Givaudan and Symrise